Exhibit (r)(2)

APPENDIX I

CODE OF ETHICS

General

In compliance with Rule 204A-1 of the Advisers Act, Eagle Point has adopted this Code of Ethics in order to establish the standard of conduct expected of all Supervised Persons in light of Eagle Point’s duties to its clients. It also establishes reporting and other requirements for personal securities transactions. The CCO may designate such deputy compliance officers as the CCO may deem necessary or appropriate to fulfill the responsibilities of the CCO under this Code of Ethics.

Capitalized terms not defined in this Code of Ethics shall have the meanings given to them in Eagle Point’s Compliance Manual.

Standard of Conduct

Supervised Persons must act at all times in accordance with Eagle Point’s fiduciary duty to the Accounts. Each Supervised Person should (i) at all times place the interests of the Accounts before his or her own interests, (ii) act with honesty and integrity with respect to the Accounts, clients and the Fund investors, (iii) never take inappropriate advantage of his or her position for his or her personal benefit, (iv) make full and fair disclosure of all material facts, particularly where Eagle Point’s or Supervised Person’s interests may conflict with the those of the Accounts, and (v) have a reasonable, independent basis for his or her investment advice.

Although this Code of Ethics sets forth several specific guidelines and procedures, any Supervised Person who has a question about a specific conflict of interest, potential conflict of interest or any other situation, whether it appears in compliance with the letter of the law, this Code of Ethics and/or the Compliance Manual, should consult the CCO.

All Supervised Persons are expected to be familiar and comply with the laws and regulations applicable to their day-to-day responsibilities, including U.S. federal securities laws and regulations. If a Supervised Person has any question with respect to any such law or regulation, he or she should consult this Code of Ethics, the Compliance Manual or the CCO.

Reporting Violations

Supervised Persons must report any violations of this Code of Ethics promptly to the CCO.

Personal Securities Transactions

In order to avoid actual and perceived conflicts of interests with the Accounts as well as the laws relating to insider trading, Eagle Point has adopted a strict personal securities transactions policy. This policy governs any investment by an “Access Person” in securities, including any interest or instrument commonly known as a security, including stocks, bonds, options, warrants, financial commodities, futures, other directive products and interests in privately placed offerings, limited partnerships and other entities. You are an “Access Person” if you fit into one of the following categories:

•	Member or officer of Eagle Point and

•	other Supervised Person:

•	who has access to non-public information regarding any Account’s investment or purchase or sale of securities; or

•	who is involved in making investment or securities recommendations to the Accounts, or who has access to such recommendations that are non-public.

Eagle Point takes the position that each of its Supervised Persons is an Access Person and therefore the restrictions on personal investment transactions apply to Eagle Point’s Board of Managers, members of its Investment Committee, officers and other employees. As provided in Section 2.5 of the Compliance Manual, the CCO will determine whether a consultant providing services to Eagle Point will be treated as a Supervised Person depending on the role of, and services to be provided by, that consultant.

(a)           Material Non-Public Information

No Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which s/he may have a beneficial interest22 any security when the Access Person has knowledge of material non-public information. Moreover, while it is Eagle Point’s intent to maintain an accurate and up-to-date Pre-Clearance List (described below), no Access Person may purchase or sell, directly or indirectly, for his or her own account, or any account in which he or she may have a beneficial interest:

•	Any security (or related option or warrant) that to his or her knowledge Eagle Point is buying or selling for the Accounts, until such buying or selling is completed or canceled; or

•	Any security (or related option or warrant) that to his or her knowledge is under active consideration for purchase or sale by Eagle Point for the Accounts.

(b)           Pre-clearance Procedures

Each Access Person must obtain pre-clearance (as described below) for any personal investment transaction in:

•	any U.S. initial public offering;

•	the publicly traded securities of a company for which CLO management is a material part of its business;

22          The term “beneficial interest” is defined by the rules of the SEC. Generally, under the SEC rules, a person is regarded as having a beneficial interest in securities held in the name of: a husband, wife or a minor child; a relative sharing the same house; anyone else, if the Access Person obtains benefits substantially equivalent to ownership of the securities, can obtain ownership of the securities immediately or at some future time or can vote or dispose of the securities.

If an Access Person acts as a fiduciary with respect to funds and accounts managed outside of Eagle Point (for example, if the Access Person acts as the executor of an estate for which s/he makes investment decisions), s/he will have a beneficial interest in the assets of that fund or account. Accordingly, any securities transactions an Access Person makes on behalf of that fund or account will be subject to the general trading restrictions set forth herein. An Access Person should review the restrictions on his or her availability to act as a fiduciary outside of Eagle Point set forth in Chapter VI.

•	any security sold in the United States in reliance on the private placement exemptions in Section 4(a)(2) of the Securities Act or Regulation D thereunder; or

•	any security on the Pre-Clearance List (collectively, a “Pre-Clearance Security”).

If you wish to trade in a Pre-Clearance Security (including with respect to the writing of an option to purchase or sell a Pre-Clearance Security), you must not trade on that security unless and until you have received approval from the CCO (plus one member of the Board of Managers) to do so. You should make trade requests using the Compliance Tracking System. 23 A security on the Pre-Clearance List does not necessarily mean that you cannot trade on that security; however, pre-clearance is required in each case. You will be required to make certain certifications each time you intend to trade a Pre-Clearance Security, including that you have no knowledge that would violate the general principles set forth above.

Eagle Point will make every effort to provide you with pre-clearance on the same business day you request it under normal circumstances. You must complete an approved securities transaction by the end of the business week in which you obtain the approval. If the transaction is not completed within this time period, you must obtain a new pre-clearance, including one for any uncompleted portion of the transaction.

Post-transaction approval is not permitted. If Eagle Point determines that you have completed a trade before approval or after the clearance expires, you will be considered to be in violation of this Code of Ethics. After the first such violation, you will typically receive a warning. Upon the second such violation, Eagle Point may impose a 30-day trading suspension on your personal trading privileges. If any additional violations occur, the Board of Managers will determine the sanctions to be imposed based on the recommendation of the CCO and others as considered necessary at that time.

(c)           Trading Restrictions

In addition to the more general restrictions discussed above, Eagle Point has adopted other restrictions on personal investment transactions.

No Access Person may:

•	purchase any security for his or her own account, or any account in which he or she may have a beneficial interest, that Eagle Point intends to purchase on behalf of an Account, other than by investing in a Fund; or

•	enter into a short sale transaction or purchase a put option on any security of an issuer for which an Account holds a long position.

If you violate this prohibition, Eagle Point will require you to reverse the transaction and may require you to disgorge any resulting profits at the discretion of the CCO.

(d)	Securities or Transactions Not Subject to Certain Personal Investment Transaction Policies

23            For example: assuming a regular business week, whether you obtain approval on Monday or Wednesday, you have until the close of business on that Friday to execute the transaction. If you make a request on a Friday, Eagle Point may grant an additional two business days.

The following securities and any associated transactions are exempt from the reporting requirements (“Exempt Securities”):

•	Direct obligations of the U.S. Government (i.e., U.S. Treasury securities).

•	Bank certificates of deposit.

•	Bankers’ acceptances.

•	Commercial paper.

•	High quality short-term debt obligations, including repurchase agreements.

•	Shares issued by money market funds.

•	Shares issued by open-end investment companies (i.e., mutual funds).

•	Shares issued by unit investments trusts that are invested exclusively in one or more open-end funds.

•	Securities purchased through an automatic dividend reinvestment plan.

•	Limited partner interests in the Private Funds and general partners of the Private Funds.

(e)           Reporting of Transactions

(i)        Personal Securities Holdings and Transactions Reports

As described in Section 2.2 of the Compliance Manual, all new Supervised Persons are responsible for providing a list of personal brokerage accounts and generating an initial holdings report for submission to the CCO. New Supervised Persons must provide this initial holdings report within 10 business days of commencing employment or of becoming classified an Access Person.

It is important that you keep your reporting obligations up to date. For example, you must advise the CCO of any new brokerage account promptly after opening the new account.

All Access Persons are required to generate quarterly transactions reports. Quarterly transactions reports are due by the 30th day of January, April, July and October or, if that day is not a business day, then the first business day thereafter. The fact that the CCO may from time to time facilitate the reporting process does not change or alter the Access Person’s responsibility.

In each personal securities transactions report, you must report all personal investment transactions in which you have a beneficial interest and which were transacted during the quarter (or the year, as applicable) other than those in Exempt Securities. You must submit a personal securities transactions report when due even if you made no purchases or sales of securities during the period covered by the report.

(ii)       Certain Exceptions

You do not need to file quarterly transactions reports with respect to:

•	Transactions in an account over which you have no direct or indirect influence or control (i.e., those done through a managed account or blind trust);

•	Transactions effected pursuant to an “automatic investment plan”; and

•	Transactions that are reported on broker trade confirmations or account statements that are provided to Eagle Point no later than 30 days after the end of the applicable calendar quarter.

An “automatic investment plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

(iii)      Annual Holdings Report

All Access Persons must also complete an annual holdings report along with the personal securities transactions report due by the 30th business day in January. This annual holdings report must include a listing of all securities in which an Access Person has a beneficial interest as of the 45 days preceding the filing date of the report, other than Exempt Securities. The fact that the CCO may from time to time facilitate the reporting process does not change or alter the Access Person’s responsibility.

The CCO will make available forms so that each Supervised Person may submit his or her compliance reports discussed in this Code of Ethics (and Compliance Manual) in an appropriate format. Please consult with the CCO when you need to submit a compliance report.